Exhibit 5.1

August 31, 2021

Board of Directors

Professional Holding Corp.

396 Alhambra Circle, 255

Coral Gables, FL 33134

Ladies and Gentlemen:

In connection with the proposed registration by Professional Holding Corp. (“PFHD”), under the Securities Act of 1933, as amended, of 417,111 shares of PFHD’s Class A Voting Common Stock, par value $0.01 (the “Shares”) in connection with offering by the selling shareholders identified in the Form S-3 which PFHD is filing, and may be amended from time-to-time with the Securities and Exchange Commission (“SEC”) to register the Shares (the “Registration Statement”). I have examined such corporate records and other documents, including the registration statement, and have reviewed such matters of law as I have deemed necessary for this opinion. Based upon the foregoing, and subject to the assumptions, exceptions, qualifications, and limitations set forth herein, I advise you that in my opinion:

1.PFHD is a corporation duly organized and existing under the laws of the State of Florida.

2.The Shares, when issued, will be legally and validly issued, fully paid and non-assessable.

I render no opinion herein as to matters involving the laws of any jurisdiction other than Florida Business Corporation Act. This opinion is limited to the effect of the current state of the laws of the State of Florida and the facts as they currently exist. I assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to being named under the heading “Legal Opinions” in the Registration Statement.

Very truly yours,

/s/ Michael C. Sontag

Michael C. Sontag
General Counsel and Secretary